UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 29, 2010

ICOP DIGITAL, INC.

(Exact name of registrant as specified in its charter)

Colorado	001-32560	84-1493152
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16801 W. 116th Street Lenexa, Kansas		66219
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 913-338-5550

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On January 29, 2010, ICOP Digital, Inc. (the “Company”) entered into a placement agent agreement with Chardan Capital Markets, LLC (the “Placement Agent”) relating to the Company’s registered direct offering, issuance and sale (the “Offering”) to select investors (the “Investors”) of up to 3,500,000 shares of the Company’s common stock (the “Common Stock”), Series 1 Warrants to purchase up to 3,500,000 shares of Common Stock and Series 2 Warrants to purchase up to 1,232,580 shares of Common Stock. The Series 1 Warrants together with the Series 2 Warrants are hereinafter referred to as the “Warrants.” The above description of the placement agent agreement is qualified in its entirety by reference to the placement agent agreement, which is filed as Exhibit 1.1 hereto and is incorporated herein by reference.

In connection with the Offering, the Company entered into a securities purchase agreement with two institutional Investors relating to the sale of 3,500,000 shares of Common Stock, Series 1 Warrants to purchase 3,500,000 shares of Common Stock and Series 2 Warrants to purchase 1,232,580 shares of Common Stock. The Investors have agreed to purchase the shares and Warrants for a negotiated purchase price of $1,341,550 in the aggregate. The exercise price of the Series 1 Warrants is $0.42 per share, and the Series 1 Warrants may be exercised beginning six months and one day after the date of issuance (the “Series 1 Initial Exercise Date”) until the fifth anniversary of the Series 1 Initial Exercise Date. The exercise price of the Series 2 Warrants is $0.3833 per share, and each Series 2 Warrant may be exercised beginning on the date of issuance until the ninetieth business day after the date of issuance. If at the time of exercise, the registration statement relating to the shares underlying the Warrants is not effective, or if the related prospectus is not available for use, then a holder of Warrants may elect to exercise Warrants using a net exercise (i.e., cashless exercise) mechanism. The Warrants are entitled to full-ratchet anti-dilution protections. If the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of the shares of Common Stock (the “Purchase Rights”), the holders of Warrants are entitled to acquire such Purchase Rights which the holders could have acquired if the holders had held the number of shares of Common Stock acquirable upon the complete exercise of the holder’s Warrants. The Company may not enter into certain fundamental transactions, including a merger or sale of all or substantially all of its assets, unless the successor entity assumes in writing all of the Company’s obligations under the Warrants. If certain fundamental transactions occur (such as a merger, consolidation, sale of substantially all of the Company’s assets, tender offer or exchange offer with respect to the Company’s common stock or reclassification of the Company’s common stock), at the holder’s request, the Company or the successor entity shall purchase the Warrants from the holder for an amount equal to the value of the unexercised portion of the Warrants that remain as of the time of such fundamental transaction based on the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. The Warrants are not exercisable by a holder to the extent that such holder or any of its affiliates would beneficially own in excess of 4.9% of the Common Stock. The above descriptions of the securities purchase agreement and the Warrants are qualified in their entirety by reference to the securities purchase agreement, form of Series 1 Warrant and form of Series 2 Warrant, which are filed as Exhibits 10.1, 10.2 and 10.3 hereto, respectively, and are incorporated herein by reference.

The Company has agreed to pay the Placement Agent an aggregate fee of 7.0% of the gross proceeds from the Offering. The Placement Agent also will receive a five-year warrant (the “Placement Agent Warrant”) to purchase (i) a number of shares equal to 3.0% of the shares sold to the Investors and (ii) warrants (substantially similar to a Series 1 Warrant) to purchase a number of shares equal to 3.0% of the number of shares underlying the Warrants sold to the Investors (subject to reduction in number as necessary to comply with the overall 8% compensation limit pursuant to applicable guidelines of the Financial Industry Regulatory Authority). The Placement Agent has no commitment to purchase any of the shares of Common Stock and Warrants and is acting only as an agent in obtaining indications of interest from investors who will purchase the shares of Common Stock and Warrants directly from the Company. The placement agent agreement requires us to indemnify the Placement Agent and certain of its affiliates against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, or to contribute to payments the Placement Agent may be required to make because of any of those liabilities.

The closing of the Offering is expected to take place on or before February 3, 2010. The net proceeds from the Offering, after deducting the fee of the Placement Agent and other offering expenses, are expected to be approximately $1,187,640 million. The Common Stock and Warrants are being offered and sold pursuant to a base prospectus and a prospectus supplement, both filed pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-162556).

The legal opinion and consent of Holland & Knight LLP relating to the Common Stock, Warrants and Placement Agent Warrant is filed as Exhibit 5.1 hereto.

The foregoing descriptions do not purport to be complete and are qualified in their entirety by reference to the transaction documents, which are filed as exhibits hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

1.1	Placement Agency Agreement with Chardan Capital Markets, LLC dated January 29, 2010

5.1	Legal Opinion of Holland & Knight LLP

10.1	Securities Purchase Agreement dated January 29, 2010

10.2	Form of Series 1 Warrant

10.3	Form of Series 2 Warrant

23.1	Consent of Holland & Knight LLP (contained in Exhibit 5.1)

99.1	Press Release dated January 29, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICOP DIGITAL, INC.

January 29, 2010	By:	/S/ DAVID C. OWEN
	Name:	David C. Owen
	Title:	Chief Executive Officer